INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of the 12th day of July, 2012 by and between Fairfax Global Markets, LLC, a Delaware limited liability company (the “Advisor”), and Lancelot Capital Limited, a company incorporated in England and Wales (the “Sub-Advisor”).

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Advisor has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with the Dominion Funds, Inc.  (the “Company”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Advisor is registered as an investment advisor under the Advisers Act;

WHEREAS, the Advisor desires to retain the Sub-Advisor to render investment advisory and other services to the Fund(s) specified in Appendix A hereto, each a series of the Company (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Advisor has the authority under the Investment Advisory Agreement with the Company to select sub-advisors for each Fund of the Company; and

WHEREAS, the Sub-Advisor is willing to furnish such services as described in this Agreement ;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Advisor and the Sub-Advisor agree as follows:

1.

APPOINTMENT OF THE SUB-ADVISOR

The Advisor hereby appoints the Sub-Advisor to act as an investment adviser for each Fund, subject to the supervision and oversight of the Advisor and the Directors of the Company, and in accordance with the terms and conditions of this Agreement.  The Sub-Advisor will be an independent contractor and will have no authority to act for or represent the Company or the Advisor in any way or otherwise be deemed an agent of the Company or the Advisor except as expressly authorized in this Agreement or another writing by the Company, the Advisor and the Sub-Advisor.

2.

ACCEPTANCE OF APPOINTMENT

The Sub-Advisor accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by the Advisor in writing).  The Sub-Advisor will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian.

3.

SERVICES TO BE RENDERED BY THE SUB-ADVISOR TO THE COMPANY

A.

As investment adviser to each Fund, the Sub-Advisor will perform due diligence with resepct to specific companies, provide recommendations concerning Fund investments  and determine the composition of the assets of the Fund, subject always to the supervision and control of the Advisor and the Directors of the Company.

B.

As part of the services it will provide hereunder, the Sub-Advisor will:

(i)

obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Advisor in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies, the securities of which are included in the Fund or are under consideration for inclusion in the Fund;

(ii)

keep the Directors of the Company and the Advisor fully informed in writing on an ongoing basis as agreed by the Advisor and the Sub-Advisor of all material facts concerning the Sub-Advisor’s services hereunder, the Sub-Advisor and its key investment personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Advisor or the Directors of the Company from time-to-time, and the Sub-Advisor will attend meetings with the Advisor and/or the Directors, as reasonably requested, to discuss the foregoing;

(iii)

in accordance with procedures and methods established by the Directors of the Company, which may be amended from time to time, provide assistance to the Advisor to determine the fair value of all securities and other investments/assets in the Fund, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Advisor for each security or other investment/asset in the Fund for which market prices are not readily available; and

(iv)

cooperate with and provide reasonable assistance to the Advisor, the Company’s administrator, the Company’s custodian and foreign custodians, the Company’s transfer agent and pricing agents and all other agents and representatives of the Company and the Advisor, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Company and the Advisor, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C.

In furnishing services hereunder, the Sub-Advisor shall be subject to, and shall perform in accordance with the following:  (i) the Company’s Articles of Incorporation, as the same may be hereafter modified and/or amended from time to time (“Articles”); (ii) the By-Laws of the Company, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Company relating to the Fund(s) filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Advisor, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Company and the Fund(s); (v) the Company’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Directors of the Company; and (vi) the written instructions of the Advisor.  Prior to the commencement of the Sub-Advisor’s services hereunder, the Advisor shall provide the Sub-Advisor with current copies of the Articles, By-Laws, Prospectus and SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Directors.  The Advisor undertakes to provide the Sub-Advisor with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

D.

The Sub-Advisor, at its expense, will furnish:  (i) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for the Sub-Advisor faithfully to perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Advisor’s duties under this Agreement.

The Sub-Advisor will maintain all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisors Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

4.

COMPENSATION OF SUB-ADVISOR

The Advisor will pay the Sub-Advisor an advisory fee with respect to each Fund as specified in Appendix B to this Agreement from the advisory fees the Advisor receives from the Fund.  Payments shall be made to the Sub-Advisor on or about the fifth day of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in Appendix B , to the assets.    Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Sub-Advisor may, in its discretion and from time to time, waive all or any portion of its advisory fee.

5.

LIABILITY AND INDEMNIFICATION

E.

Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Advisor nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Advisor or the Company as a result of the provision by the Sub-Advisor of services pursuant to this Agreement or any error of judgment or mistake of law by the Sub-Advisor or its Affiliates with respect to each Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Advisor or its Affiliates for, and the Sub-Advisor shall indemnify and hold harmless the Company, the Advisor, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Advisor Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Advisor Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Advisor in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Sub-Advisor which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to the Advisor or the Company by the Sub-Advisor Indemnitees (as defined below) for use therein.

F.

Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Advisor and the Company shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Advisor as a result of any error of judgment or mistake of law by the Advisor with respect to each Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Advisor for, and the Advisor shall indemnify and hold harmless the Sub-Advisor, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Advisor Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Advisor Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Advisor in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Advisor that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Advisor or the Company by the Sub-Advisor Indemnitees for use therein.

4.

REPRESENTATIONS OF THE ADVISOR

The Advisor represents, warrants and agrees that:

A.

The Advisor has been duly authorized by the Board of Directors of the Company to engage the Sub-Advisor to provide investment advice to the Advisor in relation to each Fund as contemplated hereby.

B.

The Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Advisor with a copy of such code of ethics.

C.

The Advisor is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Advisor by applicable law and regulations.

D.

The Advisor (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Advisor will also promptly notify the Sub-Advisor if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

E.

The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Advisor or any of its affiliates are a party.

5.

REPRESENTATIONS OF THE SUB-ADVISOR

The Sub-Advisor represents, warrants and agrees as follows:

A.

The Sub-Advisor is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Advisor by applicable law and regulations.

B.

The Sub-Advisor (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment Advisor of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.  The Sub-Advisor will also promptly notify each Fund and the Advisor if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

C.

The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisors Act and will provide the Advisor and the Board with a copy of such code of ethics, together with evidence of its adoption.  Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president,   Chief Compliance Officer or a vice-president of the Sub-Advisor shall certify to the Advisor that the Sub-Advisor has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Advisor’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation.  Upon the written request of the Advisor, the Sub-Advisor shall permit the Advisor, its employees or its agents to examine the reports required to be made to the Sub-Advisor by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Advisor’s code of ethics.

D.

The Sub-Advisor has provided the Company and the Advisor with a copy of its Form ADV Part 1, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and ADV Part 2 and promptly will furnish a copy of all amendments to the Company and the Advisor at least annually.  Such amendments shall reflect all changes in the Sub-Advisor’s organizational structure, professional staff or other significant developments affecting the Sub-Advisor, as required by the Advisors Act.

E.

The Sub-Advisor will notify the Company and the Advisor of any assignment of this Agreement or change of control of the Sub-Advisor, as applicable, and any changes in the key personnel who are either the portfolio  manager(s) of the Fund(s) or senior management of the Sub-Advisor, in each case prior to or promptly after, such change.  The Sub-Advisor agrees to bear all reasonable expenses of the Company, if any, arising out of an assignment or change in control.

F.

The Sub-Advisor will promptly notify the Advisor of any financial condition that is likely to impair the Sub-Advisor’s ability to fulfill its commitment under this Agreement.

G.

The Sub-Advisor agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

H.

The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Advisor or any of its affiliates are a party.

6.

NON-EXCLUSIVITY

The services of the Sub-Advisor to the Advisor, the Fund(s) and the Company are not to be deemed to be exclusive, and the Sub-Advisor shall be free to render investment advisory or other services to others and to engage in other activities.  It is understood and agreed that the directors, officers, and employees of the Sub-Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or employees of any other firm or corporation.

7.

SUPPLEMENTAL ARRANGEMENTS

The Sub-Advisor may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Advisor hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act.  Any compensation payable to such persons shall be the sole responsibility of the Sub-Advisor, and neither the Advisor nor the Company shall have any obligations with respect thereto or otherwise arising under the Agreement.

8.

REGULATION

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9.

RECORDS

The records relating to the services provided under this Agreement shall be the property of the Company and shall be under its control; however, the Company shall furnish to the Sub-Advisor such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business.  In the event of the termination of this Agreement, such other records shall promptly be returned to the Company by the Sub-Advisor free from any claim or retention of rights therein, provided that the Sub-Advisor may retain any such records that are required by law or regulation.  The Advisor and the Sub-Advisor shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Company has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

10.

DURATION OF AGREEMENT

.  This Agreement shall be effective on the date hereof, provided that this Agreement shall not take effect unless it has first been approved: (i) by a majority vote of those directors of the Company who are not parties to this Agreement or “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) of any party to this Agreement (“Independent Directors”), cast in person at a meeting called for the purpose of voting on such approval, and (ii)  by the vote of "a majority of the outstanding voting securities" of each Fund (as defined under Section 2(a)(42) of the Act). This Agreement shall thereafter continue in force and effect for two years from the date of its execution, and shall be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

     (a)(i) by the Company's Board of Directors or (ii) by the vote of "a  majority of the outstanding voting securities" of each Fund (as defined  under Section 2(a)(42) of the Act); and

     (b)  by the affirmative vote of a majority of the Independent Directors of the Company, by votes cast in person at a meeting specifically called for  such purpose.

11.

TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors, including a majority of those Directors of the Company who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Directors”), by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Advisor and the Sub-Advisor, or by the Advisor or Sub-Advisor on sixty (60) days’ written notice to the Company and the other party.  This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Advisory Agreement between the Advisor and the Company is assigned (as defined in the Investment Company Act) or terminates for any other reason.  This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

12.

USE OF THE SUB-ADVISOR’S NAME

The parties agree that the name of the Sub-Advisor, the names of any affiliates of the Sub-Advisor and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Advisor and its affiliates.  The Advisor and the Company shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Advisor, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Advisor and the Company shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names.  The Advisor and the Company agree that they will review wi th the Sub-Advisor any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Advisor or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Advisor may review the context in which it is referred to, it being agreed that the Sub-Advisor shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations.  If the Advisor or the Company makes any unauthorized use of the Sub-Advisor’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Advisor shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Advisor shall be entitled to injunctive relief, as well as any other remedy available under law.

13.

AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval.  The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Company.

14.

ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Sub-Advisor shall result in the automatic termination of this Agreement, as provided in Section 12 hereof.  Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Advisor except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.  The Sub-Advisor agrees that it will notify the Company and the Advisor of any changes in its key employees within a reasonable time thereafter.

15.

ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

16.

HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.

NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties.  Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:

Fairfax Global Markets, LLC

P.O. Box 1078

2 West Washington Street

Middleburg, VA  20118

Attn: Paul Dietrich

For:

Lancelot Capital Limited

7 Pilgrim Street

London EC4V 6LB

Attn: Melanie Wadsworth

18.

SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.

COMPANY AND SHAREHOLDER LIABILITY

The Advisor and Sub-Advisor agree that obligations assumed by the Company pursuant to this Agreement shall be limited in all cases to the Company and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of the particular Fund. The Advisor and Sub-Advisor further agree that they shall not seek satisfaction of any such obligation from the shareholders  or any individual shareholder of the Fund (s), nor from the Directors or officers, or from any individual Director or officer, of the Company.

22.

GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth  of Virginia, without reference to conflict of law or choice of law doctrines, or any of the applicable provisions of the Investment Company Act.  To the extent that the laws of the Commonweealth  of  Virginia, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.

INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

24.

THIRD PARTY BENEFICIARY

The Advisor and Sub-Advisor expressly agree that the Company shall be deemed an intended third party beneficiary of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

FAIRFAX GLOBAL MARKETS, LLC

LANCELOT CAPITAL LIMITED

By: /s/Paul Dietrich

By:/s/Anthony Gordon

Paul Dietrich

Anthony Gordon

Title: Chief Executive Officer

Title:

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

Foxhall Gold and Precious Metals Fund

APPENDIX B

TO

INVESTMENT SUB-ADVISORY AGREEMENT

Name of Fund	Annual Sub-Advisory Fee
Foxhall Gold and Precious Metals Fund	50% of the advisory fee received by the Advisor from the Fund (less certain revenue sharing payments made by the Advisor with respect to the Fund)